JLB & ASSOCIATES, INC.


           CODE OF ETHICS, COMPLIANCE POLICIES & OPERATING PROCEDURES
           ----------------------------------------------------------


COMPLIANCE OFFICER
------------------

The Compliance Officer of JLB & Associates, Inc. (JLB) shall be its President and in his absence it shall be the Vice President.


ADVERTISING AND MARKETING
-------------------------

JLB & Associates, Inc. (JLB) shall not advertise in the print or broadcast media. When prompted by individual referral, JLB shall provide a brochure to the prospective client so referred. An example of a current brochure is included herein by reference. When asked by any person or organization to participate in a charitable or other such activity by advertising in a booklet or any such other published roster of contributors, such participation shall be limited to providing the business card of the President of JLB. JLB has no formal marketing effort and makes no direct business solicitations to groups of individuals or organizations.


BOOKS AND RECORDS
-----------------

In accordance with Rule 275.204-2 of the Investment Advisers Act of 1940, the following books and records shall be kept true, accurate and current:

      Books and Records                            Location
      -----------------                            --------

Journals                                     Compliance Book Shelf*
General Ledgers                              Compliance Book Shelf
Bank Records                                 Compliance Book Shelf
Bills or Statements                          Billings Notebook, Historical Files
Trial Balances                               Compliance Book Shelf
Written Communications by Adviser            Client 3-Ring Binder
List of Discretionary Accounts               Compliance Book Shelf
Evidence of Discretionary Authority          Client 3-Ring Binder
Written Agreements                           Client 3-Ring Binder
Advertisements                               Compliance Book Shelf
Adviser/Representative Securities
 Transactions                                Compliance Book Shelf
Client Disclosure Brochures                  Compliance Book Shelf
Solicitor Disclosure Documents               Compliance Book Shelf
Performance Information                      Compliance Book Shelf
                                             Track Sheet 3-Ring Binders
                                             Computer Output Sheets
                                             Centerpiece Computer Files
                                             Performance Matrixes
                                             Account Statements
Securities Transaction Detail
 for Each Client                             Centerpiece Computer Files
Current Holdings for Each Client             Centerpiece Computer Files
Corporate Records                            Compliance Book Shelf


     *    Compliance book shelf is located in Treasurer's office.




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Additionally,  the following records shall be maintained in an easily accessible place (i.e. compliance bookshelf):


          A copy of these procedures and any variations of these procedures that were in effect at any time within the past five years


          A record of any violation of these procedures, and of any action taken as a result of the violation, such records to be maintained for at least five years after the end of the fiscal year in which the violation occurs.


          A copy of each report made by each employee


          A record of all employees, currently or within the past five years, covered by the requirements herein to render reports under these procedures; and, the identity of the person responsible for reviewing these reports


          A copy of each annual issues report provided to a mutual fund board of directors, such reports to be maintained for at least five years after the end of the fiscal year in which it is made


In addition, the Compliance Officer shall maintain a record of any decision, and the reasons supporting such decision, to approve the acquisition by an employee of an IPO or limited offering. These records shall be maintained for at least five years after the end of the fiscal year in which any such approval is granted.



CONFLICTS OF INTEREST
---------------------

Employees of JLB shall disclose to the Compliance Officer all matters, including beneficial ownership of securities or other investments, which reasonably could be expected to interfere with their duty to JLB to make unbiased and objective recommendations. Employees of JLB shall comply with any prohibitions imposed by JLB if a conflict of interest exists.


MATERIAL NONPUBLIC INFORMATION
------------------------------

In accordance with AIMR Standard V (A.), employees of JLB who possess material nonpublic information related to the value of a security shall not trade or cause others to trade in that security if such trading would breach a duty, or if the information was misappropriated or relates to a tender offer. If an employee receives material nonpublic information in confidence, he shall not breach that confidence by trading or causing others to trade in securities to which such information relates. Employees shall make reasonable efforts to achieve public dissemination of material nonpublic information disclosed in breach of duty.


CUSTODY OF CLIENT ASSETS
------------------------

JLB and its employees shall not take custody or serve as custodian for any clients of JLB. In instances of automatic fee payment arrangements, the following shall be required:

          The client must provide written authorization permitting direct payment from an account maintained by a custodian who is independent of JLB.




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          JLB must send no bill to the custodian  prior to sending a copy of the bill to the client. The bills must show the amount of the fee, the value of the assets on which the fee was based (if applicable), and the specific manner in which the fee was calculated.

          The custodian must agree to send the client a statement, at least quarterly, showing all disbursements from the account, including advisory fees.

All investment advisory fees shall be billed quarterly, in arrears. No fee may be collected in advance.


FEE ARRANGEMENTS
----------------

JLB has maintained the same graduated fee schedule in force at the time of the registration of the firm in 1983. From time-to-time, JLB may pay a portion of its fee on an account relationship as referral compensation and continuing consultation to the client following his engagement with JLB as investment adviser. Any such arrangements currently in effect are to be maintained in a separate file and included under Books and Records.


FIDUCIARY RESPONSIBILITIES
--------------------------

For each pertinent account relationship, a written set of investment objectives shall be approved by the client or the client's appropriate representative. Typically, the investment objectives shall cover investment performance, notably as it relates to portfolio losses, investment time horizon, asset mix, risk and taxes. The risk section of the investment objectives shall include language relating to the quality of the investment holdings and the appropriate level of diversification.


It shall be unlawful for any employee of JLB, in connection with the purchase or sale, directly or indirectly:


          To employ any device, scheme or artifice to defraud the managed account


          To make any untrue statement of a material fact to the client or omit to state a material fact necessary to make the statements made to the client, in light of the circumstances under which they are made, not misleading


          To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the client


          To engage in any manipulative practice with respect to the client



FORM ADV
--------

JLB shall abide by its duty regarding disclosure, filing and certain other obligations as specified by the General Information on the Regulation of Investment Advisers Licensing and Registration, a copy of which is included herein by reference, and specifically as is related to the annual filing requirement, the continuing duty to correct any information on Form ADV if the information is no longer accurate, and the responsibility to withdraw its investment adviser registration upon ceasing to engage in the investment advisory business.





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PERSONAL INVESTMENT ACTIVITIES
------------------------------

In accordance with Standard IV (B.4) - Priority of Transactions, The Code of Ethics and The Standards of Professional Conduct of the Association of Investment Management and Research, it is the policy of JLB & Associates (JLB), Inc that transactions for clients shall have priority over transactions in securities or other investments of which an officer, employee, or related person, is the beneficial owner so that such transactions do not operate adversely to the interests of the clients of JLB. When officers or employees make a recommendation regarding the purchase or sale of a security or other investment, they shall give the clients adequate opportunity to act on the recommendation before acting on their own behalf. More specifically, when the common stock of a company is first denoted as a "buy" on the 200 Common Stock Universe, no purchase for the benefit of any employee may be executed until the expiration of the five week review period further specified herein under Portfolio Reviews. Once the initial period of prohibited purchases has passed, however, employee purchases of securities may be executed without further prohibition. For example, if sometime following the five week period, JLB should acquire a new client, such event should not prevent the purchase of any security by an employee unless, as stated above, such purchase would operate adversely to the interest of such client.

All employees must receive pre-approval by the Compliance Officer of investments in IPOs and Limited Offerings.

When a decision is made to sell the all holdings of a security, either immediately or in a series of sales, commonly referred to as "averaging out", no employee shall engage in any such sale or sales for his direct or indirect benefit until such sale or sales have first been executed for all clients. No such prohibition shall apply, however, when sales of securities for clients are executed, for example, to rebalance a client portfolio by reducing over-weighted positions, or to raise cash for a distribution, or any such similar reason not applying to all clients coincidentally.

The rules under the Investment Advisers Act of 1940 require that certain records be maintained regarding Personal Transactions. In particular, Rule 204-2 is incorporated herein by reference and with emphasis on paragraphs 12 and 13. To ensure compliance with the Act regarding personal transactions the Compliance Officer shall complete a review of the securities transactions of each employee following the close of each calendar quarter, such examination to be completed no later than the tenth work day thereafter following. A corporate officer of JLB, not to include the Compliance Officer, shall examine the securities transactions of the Compliance Officer in the same manner. To expedite such reviews, the electronic records included in CenterPiece together with the record of transactions in the "current" file in Lotus123, or other such pertinent records shall be examined. Each employee shall be required in writing to attest to the completeness, accuracy and entirety of such records. A written "Summary of Personal Securities Transactions" shall be maintained to include the names of the employees reviewed, the dates of such reviews and comments detailing any violations. Each summary shall be retained for a period of not less than five years.

In addition to the quarterly "Summary of Personal Securities Transactions," the following reports shall be completed by each employee:


          An INITIAL HOLDINGS REPORT shall be submitted no later than ten days after becoming an employee, such information contained therein to be current as of not more than thirty days prior to the date of submission.


          An ANNUAL HOLDINGS REPORT shall be submitted, such information contained therein to be current as of not more than thirty days prior to the date of submission.





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          Both the INITIAL  HOLDINGS REPORT and the ANNUAL HOLDINGS REPORT shall contain the following information:


               The title, number of shares and principal amount of each security in which the employee had any direct or indirect beneficial ownership


               The name of any broker, dealer or bank with which the employee maintained an account in which any securities were held for the direct or indirect benefit of the employee


               The date of submission of the report



For the purpose of adding additional specificity and definitional completeness to the subject of Personal Investment Activities, Rule 17j-1 of the Investment Company Act of 1940 is herein included by reference.


PROPRIETARY TRADING
-------------------

Other than for the holding of money-market securities in the JLB corporate account(s), the purchase or sale, or any other form of transaction resulting in the holding of an investment security is prohibited.


EXECUTION OF SECURITIES TRANSACTIONS
------------------------------------

From time-to-time, but not less than quarterly, JLB shall audit by sample, securities transactions among its clients' accounts to ensure "best execution". "Best execution" means execution of a securities transaction in a manner such that the client's total costs or proceeds in the transaction are the most favorable under the circumstances. The lowest commission cost is not by itself the determinative factor. Rather, the transaction must represent the best qualitative execution for the client based on such factors as the efficiency of the execution, the timing of the transaction, the price of the security purchased or sold, the commission rate, the financial responsibility of the brokerage firm and the firm's responsiveness to the investment advisor.


REGULATORY REPORTING
--------------------

JLB shall report accurately and on a timely basis as required by regulation. Such reports referred to herein include Form ADV and Form 13F.



CLIENT REPORTING
----------------

As soon as practicable following each ninety-day period of investment management service on behalf of each client of JLB, the client is to receive a written report. The report is to include such information as: a summary letter stating the value of the portfolio as of the period ended, the amount of earnings from investments for various periods, and the performance for various historical periods; a graphical representation of the portfolio since inception; an accounting of the inception value of the portfolio including the cash flow into and out of the portfolio and the investment earnings from inception; a graphical and tabular representation of the performance of the portfolio measured against any applicable benchmark; a portfolio inventory as of the period



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

ended; a cash reconciliation for the quarter; and a summary of the income received for the quarter. It shall be the practice that no fee shall be billed to any client unless the report specified herein is delivered by mail, or in person, to each respective client.

For Mutual Fund Accounts which may be managed by JLB, at least annually, a report shall be submitted to the respective mutual fund's board of directors, describing any issues arising under this policy since the last such report to the board of directors, including, but not limited to, information about material violations of the policy and sanctions imposed in response to any such material violations. Also, JLB shall certify annually that JLB continues to have in force policies and procedures reasonably necessary to prevent employees from violating these procedures.


SOFT DOLLAR POLICIES
--------------------

The practice of receiving either goods or services of any kind, personally or for JLB, in return for the allocation of commissions on securities trades is prohibited.


WRAP FEE ARRANGEMENTS
---------------------

It is the policy of JLB not to accept any investment management relationship where the compensation to JLB is based on any form of wrap fee arrangement.


SECURITIES PERMITTED FOR PURCHASE
---------------------------------

Unless otherwise specifically agreed to with the, the types of securities permitted for purchase shall be limited to the common stocks of U.S incorporated companies as specified within the 200 Common Stock Universe, A-rated or better taxable corporate bonds, high-quality preferred stocks, AAA government fixed income obligations, and AAA municipal bonds. Notwithstanding the foregoing, it is recognized, that upon occasion, fixed income securities purchased within this policy may undergo a down-grade to a rating lower than when purchased. Such changes in ratings for a particular issue are to be reviewed on a case-by-case basis.

In limited instances related to small portfolio size, higher-quality, well established no-load mutual funds may be purchased.

The following investments are to be avoided: initial public offerings, foreign securities, options, futures, real estate, limited partnerships, and commodities. No transaction shall be engaged in for a commission, e.g. the sale of life insurance.


PORTFOLIO REVIEWS
-----------------

Each portfolio under investment management by JLB shall be reviewed with a frequency not to not less than every five weeks in accordance with a centralized schedule, commonly referred to as the "Do List". Such centralized schedule, however, shall not limit more frequent portfolio reviews as indicated by professional judgement.

FINANCIAL PLANNING
------------------

JLB shall not engage in the practice of financial planning for a fee. From time-to-time, however, the client may be assisted by providing financial projections of such items as household income and expenses and the growth of portfolio values under assumptions agreed to by the client. Such service shall be provided on a complimentary basis as part of the overall relationship with no additional fees being charged.





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